UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Hutchinson Technology Incorporated

(Exact name of registrant as specified in its charter)

Minnesota	41-0901840
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

40 West Highland Park Drive NE, Hutchinson, Minnesota	55350
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	The Nasdaq Stock Market, LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.     ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.     ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable).

Securities to be registered pursuant to Section 12(g) of the Act: None.

Hutchinson Technology Incorporated (the “Company”) supplements and amends Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-34838) filed with the Securities and Exchange Commission on July 30, 2010 (the “Original Registration Statement”), as previously supplemented and amended by its Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on May 6, 2011 (the “Amended Registration Statement” and, in conjunction with the Original Registration Statement, the “Registration Statement”), as follows:

Item 1.	Description of Securities to be Registered.

The Company hereby amends and supplements Item 1 of the Registration Statement to reflect the following developments with respect to the Rights (as defined below):

On February24, 2012, the Company and Wells Fargo Bank, N.A. (the “Rights Agent”) entered into a Second Amendment to Rights Agreement (the “Second Amendment”), relating to the Rights Agreement, dated as of July 29, 2010, between the Company and the Rights Agent (the “Original Rights Agreement”), as it was amended by the First Amendment to Rights Agreement, dated as of May 6, 2011 (the “First Amendment” and, in conjunction with the Original Rights Agreement, the “Rights Agreement”).

The Second Amendment provides that, in connection with the common share purchase rights of the Company (the “Rights”), no person or group shall become an Acquiring Person (as defined in the Rights Agreement) solely as a result of holding unexercised warrants to purchase common stock of the Company issued in connection with that certain rights offering announced by the Company on February 6, 2012.

The foregoing summary of the Second Amendment is qualified in its entirety by reference to (i) the Second Amendment, which is filed herewith and is incorporated by reference herein, (ii) the Original Rights Agreement, which was filed as Exhibit 1 to the Original Registration Statement and which is incorporated by reference herein, and (iii) the First Amendment, which was filed as Exhibit 2 to the Amended Registration Statement.

Item 2.	Exhibits.

The Company hereby amends and restates Item 2 of the Registration Statement, in its entirety, as follows:

1	Rights Agreement, dated as of July 29, 2010, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on July 30, 2010).

2	First Amendment to Rights Agreement, dated as of May 6, 2011, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on May 6, 2011).

3	Second Amendment to Rights Agreement, dated as of February 24, 2012, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HUTCHINSON TECHNOLOGY INCORPORATED

Date: February 24, 2012	/s/ David P. Radloff
David P. Radloff
Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Description	Manner of Filing

1

Rights Agreement, dated as of July 29, 2010, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on July 30, 2010).

Incorporated by Reference

2

First Amendment to Rights Agreement, dated as of May 6, 2011, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent (incorporated herein by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on May 6, 2011).

Incorporated by Reference

3	Second Amendment to Rights Agreement, dated as of February 24, 2012, between Hutchinson Technology Incorporated and Wells Fargo Bank, N.A., as Rights Agent.	Filed Electronically